Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
PDS Biotechnology Corporation (formerly Edge Therapeutics, Inc.):

We consent to the use of our report dated February 21, 2019, with respect to the balance sheets of Edge Therapeutics, Inc. as of December 31, 2018 and 2017, and the related statements of operations and comprehensive loss, change in stockholders’ equity (deficit), and cash flows for each of the years in the two year period ended December 31, 2018, and the related notes (collectively, the “financial statements”) incorporated herein by reference.

/s/ KPMG LLP

Short Hills, New Jersey
June 4, 2019